Exhibit 10.18(a)

Additional Details Regarding the 2004 Awards

On February 5, 2004, the Compensation Committee of the Board of Directors of Arch Chemicals, Inc. granted and set performance goals for performance share units and performance share retention units under, and subject to, the Arch Chemicals, Inc. 1999 Long Term Incentive Plan. The performance share units pay out in cash if a certain return on equity (“ROE”) is met for the second or third calendar year of the three-year performance period. The performance share retention units are similar to the performance share units except if no payout results due to the failure to reach the minimum required ROE target by the end of the three-year period, the units will payout following 2009 if the executive is still employed by the Company at that time.